Exhibit 14.1



                       INDEPENDENT AUDITORS' CONSENT

To the Board of Directors and Shareholders of FEDERATED MUNICIPAL OPPORTUNITIES FUND, INC.:

We consent to the incorporation by reference in this Registration Statement on Form N-14 of Federated Municipal Opportunities Fund, Inc.(formerly, Fortress Municipal Income Fund, Inc.) of our report dated October 13, 1995, appearing in the Annual Report of Fortress Municipal Income Fund, Inc. for the year ended August 31, 1995, and incorporated by reference in the Prospectus and Statement of Additional Information dated September 1, 1996, and to the reference to us within this registration statement.


/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania
October 3, 1996